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                       MODIFICATION AND RELEASE AGREEMENT

         THIS MODIFICATION AND RELEASE AGREEMENT ("Agreement") is made and entered into this 19th day of May 1996 by and among Financing for Science International, Inc. (the "Company") and RAS Securities Corp. ("RAS").

                                   RECITALS:

         A. The Company, RAS and certain other underwriters (RAS and such other underwriters being hereinafter collectively referred to as the "Underwriters") are parties to an Underwriting Agreement, dated May 20, 1994 (the "Underwriting Agreement"), pursuant to which the Underwriters purchased certain securities from the Company for the ultimate distribution and sale to the public.

         B. Section 4 of the Underwriting Agreement contains certain covenants of the Company, several of which purport to remain in full force and effect for a period of five years following the effective date of the purchase and sale of securities pursuant to the Underwriting Agreement.

         C. In connection with the transactions contemplated by the Underwriting Agreement, the Company and RAS also entered into an Underwriters' Warrant Agreement, dated as of May 27, 1996 (the "Underwriters' Warrant Agreement"), and the Company and State Street Bank and Trust Company entered into a Warrant Agreement, dated as of May 27, 1996 (the "Warrant Agreement").

         D. The Company is contemplating entering into a Merger Agreement (the "Merger Agreement") with FINOVA Capital Corporation ("FINOVA") and its wholly owned subsidiary, FINOVA Business Credit Corp. (the "Subsidiary"), pursuant to which the Company will merge with the Subsidiary (the "Merger") and the stockholders of the Company will receive in exchange for their shares of Company common stock the consideration specified in the Merger Agreement.

         E. In order to facilitate the execution and delivery of a definitive Merger Agreement, the Company has requested RAS to relinquish any rights it may have under or by virtue of (i) Section 4 of the Underwriting Agreement, (ii) the Underwriters' Warrant Agreement, and (iii) Section 4 of the Warrant Agreement.

         F. RAS is willing to agree to such a release on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and intending to be legally bound, the parties hereby agree as follows:

         1. Release. From and after the Effective Time (as defined in Section 3 below), RAS hereby relinquishes any rights it may have under or by virtue of (i)
Section 4 of the Underwriting Agreement, (ii) the Underwriters' Warrant Agreement, and (iii) Section 4 of the Warrant Agreement. From and after the Effective Time, RAS shall have no continuing rights against the Company under or by virtue of such agreements. RAS represents and warrants that the foregoing agreements are the only agreements, whether written or oral, between the parties.
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         2. Payment to RAS. At the Effective Time, the Company shall pay RAS a lump-sum payment of Fifty Thousand Dollars ($50,000.00). Such amount shall be due and payable at the Closing (as defined in Section 3 below) by cash or certified check.

         3. Effective Time. Sections 1 and 2 of this Agreement shall become effective at the effective time of the Merger (the "Effective Time"). The closing held in connection with the transactions contemplated by this Agreement (the "Closing") shall be held simultaneously with the closing held in connection with the Merger.

         4. Ongoing Force and Effect. Except as provided herein, all of the Company's obligations to RAS under the Underwriting Agreement shall remain unmodified and continue in full force and effect.

         5. Further Assurances. From and after the date hereof, each party to this Agreement shall take such further actions, and execute and deliver such further agreements, instruments, certificates and other documents, as the other party hereto may reasonably request in order to carry out the provisions hereof and consummate the transactions contemplated hereby or, at and after the Effective Time, to evidence the consummation of the transactions contemplated by this Agreement.

         6. Covenant not to Sue. In consideration of One Hundred Dollars ($100.00) this day paid and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, RAS hereby covenants and agrees that neither it nor any affiliate of RAS, directly or indirectly, shall ever initiate, file, commence, prosecute, bring, encourage or support any form of action or other legal proceeding against the Company, FINOVA or any of its or their affiliates and will not sue or, as much as it lies within its power to prevent, permit the Company, FINOVA or any of its or their affiliates to be sued, on account of any of the transactions contemplated by the Merger Agreement, including, without limitation, by or on account of the treatment in the Merger of the Redeemable Warrants and the Underwriters' Warrants (as those terms are defined in the Underwriting Agreement). For purposes of this Section 6, an "affiliate" of any person shall include any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person and, without limitation, shall include each such entitles directors, officers, employees and their counsel, stockholders or agents.

         7. Termination. In the event that either (a) the Merger Agreement is terminated for any reason whatsoever, or (b) the Closing does not take place on or before October 1, 1996, this Agreement shall become null and void and shall be of no further force or effect, except for the provisions of Section 6 hereof, which shall survive any termination of this Agreement.

         8.       Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

                  (b) This Agreement shall be binding on the successors and assigns, if any, of the parties.

                  (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

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                  (d) The parties may execute and deliver this Agreement by
facsimile transmission of executed signature pages, and this Agreement shall be effective upon the receipt of such facsimile transmission. Notwithstanding the foregoing, each party shall promptly deliver to the other a manually executed original copy of this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on its behalf by a duly authorized representative thereof.

                                       FINANCING FOR SCIENCE
                                       INTERNATIONAL, INC.

                                       By:    /s/ Barry R. Bronfin
                                          -------------------------------------
                                           Name:  Barry R. Bronfin
                                           Title: Chairman

                                       RAS SECURITIES CORP.

                                       By:    /s/ Eric Rainer Bashford C.F.A.
                                          -------------------------------------
                                           Name:  Eric Rainer Bashford
                                           Title: President

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